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                                                                  EXHIBIT 2.1(b)

                                CLOSING AGREEMENT


         This CLOSING AGREEMENT, dated as of August 2, 2002, (the "Closing Agreement"), is among Gilat To Home Latin America (Holland) N.V., a Dutch corporation ("Seller"), rStar Corporation, a Delaware corporation ("Purchaser"), and Gilat Satellite Networks Ltd., an Israeli corporation, the indirect parent of Seller and an indirect majority stockholder of Purchaser ("Gilat Israel" and together with Seller, the "Gilat Parties" and each a "Gilat Party").

                                 R E C I T A L S


A. Seller, Purchaser and Gilat Israel entered into an Acquisition Agreement, dated April 23, 2001 (the "Original Acquisition Agreement"). On September 7, 2001, Seller, Purchaser and Gilat Israel entered into an Amended and Restated Acquisition Agreement (the "First Amended Agreement") in which they amended and restated the Original Acquisition Agreement in its entirety. On December 31, 2001, Seller, Purchaser and Gilat Israel entered into a Second Amended and Restated Acquisition Agreement in which they amended and restated the First Amended Agreement in its entirety (the "Second Amended Agreement"). Seller, Purchase and Gilat Israel amended the Second Amended Agreement on May 16, 2002 in order to change the latest closing date as set forth in Sections 2.2 and 10.1(b) of the Second Amended Agreement.

B. Seller, Purchaser and Gilat Israel wish to set forth the terms on which the Closing of the Second Amended Agreement is to take place.

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Closing Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Terms

Capitalized terms used herein not otherwise defined shall have the meaning set forth in the Second Amended Agreement.

Replacement of Disclosure Schedule

The Disclosure Schedule of the Second Amended Agreement is hereby replaced in its entirety with the closing balance sheet and footnotes thereto, attached hereto as Annex A (the "Amended
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Disclosure Schedule"). Any reference in the Second Amended Agreement to the
Disclosure Schedule or to any section thereof shall be deemed to be a reference to the Amended Disclosure Schedule.

Post-Closing Transfer of Certain Entities

3.1 The Parties acknowledge and agree that the transfer to StarBand Latin America (Holland) B.V. ("SLA") of (i) the shares held by Gilat To Home Latin America (Netherlands Antilles) N.V. ("GTHLA Antilles") and Gilat Israel in Gilat Colombia S.A.E.S.P ("Gilat Colombia"), and (ii) the shares held by Seller in Gilat To Home Peru S.A. ("GTH Peru", and together with Gilat Colombia, the "Entities"), has not been effected as of the Closing due to required regulatory approvals that have not been obtained as of the Closing.

3.2 The Gilat Parties will use their best efforts to cause the transfers of the shares of the Entities as set forth above as soon as practicable after the Closing, as part of and in the framework of the acquisition by Purchaser of the Business as described in the Second Amended Agreement. For the purpose of clarification, no additional consideration shall be paid or owed by Purchaser or any of its subsidiaries for the transfer of the shares of the Entities, beyond the Share Consideration stipulated in the Second Amended Agreement and paid by Purchaser at the Closing. The Gilat Parties shall reimburse Purchaser for any out-of-pocket costs and expenses incurred by Purchaser, SLA or any of the Entities in connection with any such transfer, including, without limitation, any costs or expenses incurred in connection with obtaining the required regulatory approvals.

3.3 (a) Notwithstanding the above, it is the intention and desire of the Parties that, despite the delay in the transfer of the shares of the Entities as set forth above, SLA, as the wholly owned subsidiary of Purchaser, shall have and assume all rights, obligations and liabilities with respect to the Business conducted by the Entities, as of the date of the Closing.

      (b) Without limiting the foregoing, the Gilat Parties agree that, until such time as the beneficial ownership of the shares of the Entities are transferred to SLA: (i) as between the Gilat Parties and Purchaser, the Gilat Parties shall cause the Entities to operate the Business conducted by such Entities for the benefit of Purchaser; (ii) the Gilat Parties shall not permit any cash or other property at any time held by any of the Entities to be distributed to any of the Gilat Parties or their Affiliates other than SLA or Purchaser, except for cash or other property associated with the Excluded Businesses (provided, that any Entity may repay intercompany obligations owed by such Entity to the Gilat Parties and their Affiliates so long as such repayment does not reduce the net asset value of the Entity, and such obligations relate to goods and services provided by such entities to the Entity (x) prior to the Closing Date in the ordinary course of business or (y) after the Closing Date according to the terms of the Master Agreement attached as Exhibit 4.1(h) to the Second Amended Agreement); and (iii) the Gilat Parties shall take all such measures as are reasonably required in order to cause any net income or loss generated or incurred by any of the Entities (excluding net income or loss associated with Excluded Businesses) to be paid or received (or accrued) as a quarterly management or similar fee, or other form of actual or
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accruable payment, to SLA or Purchaser in an amount equal to the net income or loss generated or incurred by the Entities in any calendar quarter. Without limiting the foregoing, it is agreed that the manner of implementation of the foregoing shall be decided on jointly by the Parties and shall take into account, among other things, applicable tax considerations so as to minimize tax liability on all Parties.

3.4 The Parties further acknowledge that the transfer to SLA of the shares held by Seller in Gilat To Home Brazil Holding Ltda. ("Brazil Holding"), the majority owner of Gilat To Home Brazil Ltda. ("GTH Brazil"), which is pending registration with the Registrar of Civil Companies in Belo Horizonte, Brazil, may be revoked if a regulatory approval for such transfer is not be obtained after the Closing from Agencia Nacional de Telecomunicacoes - ANATEL. In such an event, and so long as Seller's shares in Brazil Holding are not transferred to SLA, Brazil Holding shall be deemed to be included in the Entities, as they are defined above, and Section 3.3 shall apply also to the Business conducted by Brazil Holding and GTH Brazil in Brazil.

3.5 (a) In the event that the transfer of the shares of the Entities as set forth above will not be effected, for any reason, within 9 months after the date of the Closing, or if the transfer of Seller's shares in Brazil Holding is revoked and no new transfer is effected, Gilat Israel will cause the transfer to Purchaser of all the shares held by Gilat Satellite Networks (Holland) B.V. (a wholly owned subsidiary of Gilat Israel) in GTH Antilles, that will constitute, at the time of such transfer, no less than 97% of the share capital of GTH Antilles on a fully diluted basis. Such transfer will be made: (x) free and clear of all liens and other encumbrances, (y) without further consideration and
(z) in lieu of the transfer of the Entities all of which, to the extent not previously transferred to SLA, shall be directly or indirectly owned by GTH Antilles (excluding nominal ownership and the holding of approximately 35% of Gilat Colombia by Gilat Israel (which interest shall, likewise, be transferred to SLA on or before the 9 months following the Closing, or else be treated and deemed to be held by Gilat Israel for the benefit of Purchaser)). The Gilat Parties shall reimburse Purchaser for any out-of-pocket costs and expenses incurred by Purchaser or SLA, GTH Antilles or any of the Entities in connection with any such transfer, including, without limitation, any costs or expenses incurred in connection with obtaining any required regulatory approvals.

      (b) The Gilat Parties agree that, as a condition to the transfer of GTH Antilles to Purchaser, the Gilat Parties shall, for the benefit of Purchaser and its shareholders, have prepared a written analysis which shows (on a basis that would be reasonably acceptable to an independent third party familiar with such matters) that (i) at the time of transfer and for a period of twelve (12) months thereafter, the business of GTH Antilles and its subsidiaries (other than the Business as conducted by any Entity then directly or indirectly majority owned by GTH Antilles) is projected to not have a detrimental impact on the business of SLA (including, without limitation, in terms of net income (loss) and cash flow), and (ii) the value of the assets of GTH Antilles (other than the assets used by any of the Entities in connection with the Business) exceed the value of the liabilities of GTH Antilles (other than those associated with the Business) at the time of transfer. Such analysis shall take into account the fact, if true, that less than 100% of GTH Antilles will be transferred to Purchaser. If at the time of transfer the Gilat Parties do not provide
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the projection discussed in clause (i), or if the condition prescribed in clause
(ii) is not met, then in connection with and as a condition to such transfer, the Gilat Parties will take steps to comply with such conditions, whether by transferring assets to GTH Antilles, increasing the ownership of GTH Antilles to 100% and/or in any other manner which is not adverse to Purchaser. It is agreed that if such steps involve the issuance of shares of Purchaser Stock to the minority owners of GTH Antilles, such minority owners shall be deemed to be Gilat Affiliates for purposes of the Special Distribution.

SLA Options

4.1 The Parties acknowledge that at the time of the Closing, certain employees and former employees of the Gilat Parties or their subsidiaries hold outstanding options, or have been promised to receive options, for the purchase of an aggregate of 2,834,235 Ordinary Shares of SLA (the "SLA Options"), pursuant to the StarBand Latin America (Holland) B.V. 2001 Long-Term Incentive Plan (the "SLA Incentive Plan") and the agreements thereunder. All SLA Options are outstanding at the time of the Closing and have not been exercised.

4.2 The Parties hereby agree that Purchaser shall take all steps reasonably necessary to assume the SLA Incentive Plan and SLA Options as of the Closing, and shall be substituted for SLA under the SLA Incentive Plan, such that the SLA optionees will be entitled to purchase shares of Purchaser Stock upon exercise of their SLA Options, at such quantity and for that exercise price stipulated in the respective SLA option agreements, as adjusted to reflect the conversion ratio between the Share Consideration paid by Purchaser to the Company Shares sold by Seller under the Second Amended Agreement. Specifically, each SLA Option to purchase one Ordinary Share of SLA shall entitle the holder thereof to purchase 0.6860 share of Purchaser Stock, at a purchase price of $0.15 per share. Prior to the Closing, Purchaser's Board of Directors approved the assumption of the SLA Options. As promptly as practicable following the Closing, Purchaser shall cause a registration statement on Form S-8 registering the shares of Purchaser Stock issuable upon exercise of the SLA Options so assumed by rStar in accordance with this Section 4.2 to be filed with the SEC.

4.3 As soon as practicable (but in no event later than five (5) Business Days) after receiving notice of the issuance of any shares of Purchaser Stock upon exercise of SLA Options, Seller shall transfer to Purchaser (by delivery of stock certificates for Purchaser Stock), for no consideration, an equal number of shares of Purchaser Stock so issued. Until such time as the SLA Options have all been exercised or expired, Seller shall maintain (and not sell, assign, transfer or encumber) a sufficient number of shares of Purchaser Stock for the purpose hereof. Any shares of Purchaser Stock so transferred by Seller to Purchaser shall either become treasury shares of Purchaser or be cancelled and returned to the status of authorized and unissued shares of Purchaser's common stock.

4.4 The Parties agree that Purchaser shall be compensated for the participation in the Special Distribution of any shares of Purchaser Stock issued upon exercise of the SLA Options, that exceed 1,067,843 shares of Purchaser Stock (representing 1% of the issued and outstanding
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shares of Purchaser Stock as of the Closing of the Offer on a Fully Diluted
Basis). Accordingly, it is agreed that:

      (a) Purchaser will increase the First Distribution Amount and the Second Distribution Amount (as such terms are defined in Purchaser's Fourth Amended and Restated Certificate of Incorporation), as applicable, in an amount equal to the product of (A) the quotient of (x) the respective Special Distribution, divided by (y) the number of outstanding shares of Purchaser Stock at the time of payment of the distribution amount less (i) shares of Purchaser Stock held by the Gilat Parties and their Affiliates and (ii) shares of Purchaser Stock issued upon exercise of SLA Options (excluding 1,067,843 shares that constitute 1% of the issued and outstanding shares of Purchaser Stock as of the Closing of the Offer on a Fully Diluted Basis); multiplied by (B) the number of shares of Purchaser Stock issued upon exercise of SLA Options in excess of 1,067,843 shares (constituting 1% of the issued and outstanding shares of Purchaser Stock as of the Closing of the Offer on a Fully Diluted Basis).

      (b) The Gilat Parties will transfer to Purchaser, contemporaneously with payment of any portion of the Special Distribution, funds equal to the amount by which Purchaser increased such Special Distribution in accordance with Section 4.5(a) above (the "Increased Distribution").

      (c) Purchaser shall propose to its stockholders that its Fourth Amended and Restated Certificate of Incorporation be amended to provide for the Increased Distribution, as described in Section 4.4(a) above, in its proxy statement for the next Annual Meeting or any Special Meeting of Purchaser's stockholders to be held on or before May 31, 2003. The Gilat Parties agree to vote, and to cause their Affiliates to vote, in favor of any such amendment.

      (d) Without limiting the foregoing or anything contained in the Second Amended Agreement, for purposes of Section 2.5 of the Second Amended Agreement, including, without limitation, Sections 2.5(b) and 2.5(c) thereof, any Increased Distribution shall constitute part of the Special Distribution.

      (e) The Parties agree and acknowledge that the rights of the holders of the SLA Options assumed by Purchaser in accordance with Section 4.3 to participate in the Special Distribution has been made in accordance with Section 2.5(d)(i)(A)(2) of the Second Amended Agreement and no further options or shares which may participate in the Special Distribution may be issued in reliance on the provisions of said Section 2.5(d)(i)(A)(2).

Gilat Parties' Representations and Warranties

The Gilat Parties hereby confirm that the Representations and Warranties contained in Section 4.1 of the Second Amended Agreement are true and correct in all material respects as of the date
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of the Closing, except for the replacement of the Disclosure Schedule as stipulated in Section 2 above, and except for the changes, additions and amendments listed in this Section 5:

5.1 Section 4.1 (c) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, except for the required regulatory approvals for the transfers of the shares of Gilat Colombia, GTH Peru and Brazil Holding, as described in Section 3 above.

5.2 Section 4.1 (d) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, except for (i) the required regulatory approvals for the transfers of the shares of Gilat Colombia, GTH Peru and Brazil Holding, as described in Section 3 above, and (ii) a consent from Bank Leumi Le-Israel B.M. for the acquisition of SLA by Purchaser (the "Bank Consent"). The Gilat Parties represent and warrant to Purchaser that the failure of the Gilat Parties to obtain the Bank Consent will have no Purchaser Material Adverse Effect or a Company Material Adverse Effect.

5.3 Section 4.1 (e)(i) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, and no actions, suits or proceedings of any kind are pending against, or to the knowledge of the Gilat Parties threatened against, any of the Gilat Parties as further described in said Section 4.1(e)(i) of the Second Amended Agreement, except as disclosed in SEC Documents filed by Gilat Israel, including without limitation Gilat Israel's most recent Form 20-F and Form F-4, and except as detailed below:

      (a) In Peru, CIFSA has appealed the removal of the injunction disclosed on page 32 of the Effective F-4 and the appeal is pending.

      (b) In Brazil, Giltek Servicos Ltda. filed a bankruptcy lawsuit against Gilat-To-Home Brasil Ltda. ("GTH Brazil"). In order to defend against the claim, Gilat Israel deposited a bond in the amount of $200,000.

      (c) In Brazil, On February 25, 2002, J. Bronzo Consultoria Em Telecomuicacoes S/C Ltda., a Brazilian company, sent GTH Brazil a notice referring to the collection of payments for consulting services rendered to GTH Brazil in connection with the SkyLand operation in an amount equal to a percentage over the price of the equipment supplied by GTH Brazil.

5.4 Section 4.1(f)(ii) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, except that the Company Shares are not fully paid, and the paid up capital of SLA is equal to EUR 165,000. The Gilat Parties represent and warrant to Purchaser that the amount of paid up capital complies with the requirements of applicable law regarding minimum paid up capital. The Gilat Parties shall indemnify and hold Purchaser and its subsidiaries harmless from and against any losses, costs or expenses arising as a result of the fact that the Company Shares are not fully paid.

5.5 Section 4.1 (f)(iii) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, except for the outstanding SLA Options described in Section 4 of this Closing Agreement.

5.6 Section 4.1 (g)(i) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, except for the post-Closing transfers and required third party approvals described in Section 3 above, and except that the "Subsidiaries", as such term is defined in said Section 4.1(g)(i), will consist of the following entities:

      (a)   Gilat Colombia S.A.E.S.P, incorporated in Colombia;

      (b)   Gilat To Home Peru S.A., incorporated in Peru;

      (c) Gilat To Home Brazil Holding Ltda., the majority owner of Gilat To Home Brazil Ltda., both of which companies are incorporated in Brazil; and

      (d)   Gilat To Home Florida Inc., incorporated in Delaware.

Each such Subsidiary is duly organized and validly existing in their respective jurisdictions of incorporation. At the Closing, each of the Subsidiaries other than the Entities are wholly-owned by SLA (except for nominal shareholding) and each of the Entities are directly or indirectly wholly-owned by GTH Antilles, except for nominal shareholding and the holding of approximately 35% of Gilat Colombia by Gilat Israel.

5.7 Section 4.1 (g)(ii) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, except that the "Gilat Business Entities" (excluding the Gilat Parties), as such term is defined in
Section 4.1(g)(ii) of the Second Amended Agreement, consists of the following entities:

      (a) Gilat To Home Latin America (Netherlands Antilles) N.V. - incorporated in the Netherlands Antilles;

      (b)   Gilat Do Brasil Limitada - incorporated in Brazil; and

      (c)   Gilat Latin America, Inc. - incorporated in Delaware.

5.8 Section 4.1(h)(i)(2) of the Second Amended Agreement shall be amended and restated in its entirety as follows:

      "except to the extent stated otherwise in the Amended Disclosure Schedule, have all right, title and interest in, to and under the assets of the Business."

As amended and restated herein, Section 4.1(h)(i)(2) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing.
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5.9 Section 4.1(h)(i)(3) of the Second Amended Agreement shall be amended and restated in its entirety as follows:

      "have assumed all of the liabilities of the Business (the "Liabilities"). For purposes of this Agreement and the Amended Disclosure Schedule, material Liabilities shall mean Liabilities that exceed $100,000 individually or $1 million in the aggregate."

As amended and restated herein, Section 4.1(h)(i)(3) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing.

5.10 Section 4.1(h)(v) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, except that (i) as of the Closing, the revenues generated from Voice Services do not have as of the Closing Date a positive contribution to the net income of the Business, and (ii) the Closing Balance Sheet provided as part of the Amended Disclosure Schedule represents unaudited figures from the internal books and records of the Gilat Parties as of June 30, 2002, which amounts could change. The Gilat Parties believe that the amounts set forth in the Amended Disclosure Schedule at Closing are not materially different than the amounts as of June 30, 2002. As of the Closing, the Voice Services business is not reasonably expected to have a material adverse effect on the respective results of operation of the Purchaser, SLA or the Business, taking into consideration the function of the Voice Services in the Business generally.

5.11 Section 4.1(h)(v) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, except that the sub-lease to SLA of office space in Sunrise, FL, shall be prepared and effected after the closing.

5.12 Section 4.1(k)(ii) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, except that in Florida the transfer of any employees from the Gilat Parties or their subsidiaries to SLA shall be made after the closing.

5.13 Sections 4.1(l)(i) and (iv) of the Second Amended Agreement shall be deleted in their entirety and, accordingly, the Gilat Parties make no representation or warranty with respect to such Sections. The Gilat Parties represent and warrant to Purchaser that, as of the Closing the Company and/or a Subsidiary or Entity are party to or have the benefit of all Business Contracts which are material to the operation of the Business as currently conducted.

5.14 Section 4.1(m) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, except that the Gilat Parties obtained an oral consent from StarBand Communications Inc. to use the StarBand tradename outside of the United States and do not have a written agreement to that effect.

5.15 The Gilat Parties represent and warrant to Purchaser that the Company Shares delivered to Purchaser (i) are free and clear of all Liens, provided that Purchaser has duly assumed all of the SLA Options as of the Closing in accordance with Section 4 of this Closing Agreement; and
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(iii) constitute 100% of the issued and outstanding capital stock of SLA. The
Gilat Parties further represent and warrant to Purchaser that the amount of paid up capital of SLA complies with the requirements of applicable law regarding minimum paid up capital.

Purchaser's Representations and Warranties

Purchaser hereby confirms that the Representations and Warranties contained in
Section 4.2 of the Second Amended Agreement are true and correct in all material respects as of the date of the Closing, except for the changes, additions and amendments listed in this Section 6:

6.1 Section 4.2(c) of the Second Amended Agreement is true and correct in all material respects as of the date of the Closing, and no actions, suites or proceedings of any kind are pending against, or to the knowledge of Purchaser threatened against Purchaser except as disclosed in SEC Documents filed by Purchaser, including without limitation Purchaser's latest Form 10-K and Form 10-Q, and except as detailed in Schedule 6.1 hereto.

6.2. Section 4.2(g) of the Second Amended Agreement is true and correct in all material respects except that, as of July 30, 2002, 63,952,732 shares of Purchaser Stock were issued and outstanding and 2,254,401 shares of Purchaser Stock were reserved for issuance upon exercise of outstanding options, warrants, calls, claims, rights (including without limitation stock appreciation or similar rights), convertible securities and other agreements or commitments to purchase or otherwise acquire shares of Purchaser's capital stock. Purchaser represents and warrants to the Gilat Parties that as of the date of the Closing 66,207,133 shares of Purchaser Stock are outstanding on a Fully Diluted Basis (before the assumption of the SLA Options).

6.3 Purchaser represents and warrants to the Gilat Parties that as of the date of the Closing the certificates representing the Share Consideration issued to Seller are (i) duly authorized, validly issued, fully paid and non-assessable shares of Purchaser Stock, (ii) free and clear of all Liens, (iii) free of preemptive rights with no personal liability attaching to the ownership thereof, and (iv) included for trading on the NASDAQ upon official notice of issuance.

6.4 Purchaser represents and warrants to the Gilat Parties that to the best of its knowledge the unaudited balance sheet at June 30, 2002 and profit and loss statements for the period ended June 30, 2002, attached hereto as Schedule 6.4 (the "Financial Statements") fairly present the financial condition of Purchaser in all material respects for the periods indicated, subject to normal year end adjustments; provided, however, that the Financial Statements are unaudited and have not been reviewed by Purchaser's auditors and, as such, remain subject to modification. The Purchaser further represents and warrants to the Gilat Parties that, to the best of its knowledge, Purchaser has not suffered any material adverse change in its financial condition between June 30, 2002 and the date of the Closing (it being acknowledged that, since June 30, 2002, Purchaser has paid or arranged for the payment of those items that it has a contractual obligation to pay at or before the Closing, including, without limitation, the funding of the cash portion of the Offer in the amount of approximately $10 million, as set forth in Section 8.4 below).

Closing; Acknowledgements

7.1 (a) In light of the Parties' representations and warranties, agreements, covenants, and obligations set forth in this Closing Agreement, as well as the amendments and modifications to the Second Amended Agreement contained herein, each of the Parties hereby agrees and acknowledges that all of the conditions to Closing set forth in Article 5 of the Second Amended Agreement have been satisfied on and as of the execution and delivery of this Closing Agreement.

      (b) It is hereby agreed that no Party shall have any liability whatsoever to the other Parties, including without limitation under Article 8 of the Second Amended Agreement, with respect to such Party's failure to satisfy or comply with, as the case may be: (i) its representations and warranties and (ii) the agreements, covenants, obligations and conditions, which are contained in the Second Amended Agreement, in each case, only to the extent that such failure is disclosed in, or the applicable provision of the Second Amended Agreement has been amended by, this Closing Agreement.

      (c) Notwithstanding the post-Closing obligations of the Parties contained in Section 3 of this Closing Agreement, the Parties agree that (i) the closing of rStar's acquisition of StarBand Latin America, (ii) the resignation of Lance Mortensen, Michael Arnouse and Charles Appleby from their positions as directors and officers of Purchaser, (iii) the election of Gilat Israel's nominees to the Board of Directors of Purchaser, as described in Purchaser's proxy statement dated March 28, 2002, and (iv) the expiration of the Offer, shall each be effective on and as of August 2, 2002.

7.2 Seller hereby acknowledges receipt of 43,103,448 shares of Purchaser Stock, representing the payment in full of the Share Consideration.

7.3. Purchaser hereby acknowledges receipt of 60,000,000 shares of Company
Stock.

8. Certificates and Satisfaction of Conditions

8.1 Purchaser represents and warrants to the Gilat Parties that: (i) attached hereto as Exhibit 1 is a true and correct copy of Purchaser's certificate of incorporation and by-laws as in effect immediately at the Closing; and (ii) attached hereto as Exhibit 2 is a good standing certificate of Purchaser issued by the Secretary of State of the state of Delaware.

8.2 Purchaser represents and warrants to the Gilat Parties that Purchaser has performed and complied in all material respects with all agreements, covenants, obligations and conditions contained in the Second Amended Agreement which are required to be performed or complied with by Purchaser before or at the Closing.

8.3 The Gilat Parties represent and warrant to Purchaser that: (i) attached hereto as Exhibit 3 is a true and correct copy of SLA's Articles of Association; and (ii) attached hereto as Exhibit 4 is a good standing certificate of SLA issued on February 8, 2002.

8.4 The Gilat Parties represent and warrant to Purchaser that, except as described in the Amended Disclosure Schedule and in this Closing Agreement, the Gilat Parties have performed and complied in all material respects with all agreements, covenants, obligations and conditions contained in the Second Amended Agreement which are required to be performed or complied with by the Gilat Parties before or at the Closing. The Gilat Parties acknowledge that at or prior to the Closing, Purchaser has paid or arranged for the payment of those items that it has a contractual obligation to pay at or before the Closing, in the total approximate amount of $12,200,000, including, without limitation, the funding of the cash portion of the Offer in the amount of approximately $10 million.

9. Miscellaneous

9.1 Except as specifically provided above, nothing contained in this Closing Agreement shall be deemed to have amended or modified any of the terms or provisions of the Second Amended Agreement.

9.2 Nothing contained in this Closing Agreement shall confer any rights upon any Person or entity that is not a party or permitted assignee of a party to this Closing Agreement; provided, however, that the provisions of Section 4.5 shall be for the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates).

9.3 This Closing Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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         IN WITNESS WHEREOF, each of the Parties has caused this Closing
Agreement to be duly executed on its behalf either by itself or by one of its officers thereunto duly authorized, all as of the date and year first above written.

PURCHASER:

rSTAR CORPORATION

By:      /s/ Lance Mortensen
         ---------------------------------------------------
         Name:    Lance Mortensen
         Title:   CEO and Chairman of the Board of Directors


SELLER:

GILAT TO HOME LATIN AMERICA
(HOLLAND) N.V.


By:      /s/ Amit Ancikovsky
         ---------------------------------------------------
         Name: Amit Ancikovsky
         Title: Chief Financial Officer

GILAT SATELLITE NETWORKS LTD


By:      /s/ Yoel Gat
         ---------------------------------------------------
         Name: Yoel Gat
         Title:  Chairman of the Board of Directors and
                  Chief Executive Officer